Exhibit 99.2

11500 Ash Street

Leawood, Kansas  66211

April 29, 2015

CFO Commentary on First Quarter 2015 Financial results

Financial Information

Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules included below and in our financial tables that accompany our first quarter 2015 earnings press release available at http://investor.amctheatres.com

Conference Call

The Company will host a conference call on Wednesday, April 29, 2015 at 4:00 p.m. CT/5:00 p.m. ET to review first quarter 2015 results.  To listen to the call, please dial (877) 407-3982 in the U.S. or (201) 493-6780 outside the U.S.  You may also listen to the conference call via the internet by visiting the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast.  Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Summary

Overall, we are very pleased with our start to 2015 and our first quarter financial results. We set a number of first quarter records for various financial metrics, including total revenue and adjusted EBITDA, and our strong cash-on-cash returns on our various strategic initiatives are continuing to drive margins in the right direction.

The first quarter of 2015 witnessed the first return to box office and attendance growth for the industry since the first quarter of last year.  On the shoulders of the success from American Sniper, the industry box office grew 3.2% and industry attendance grew at an estimated 2.0%.  These are impressive growth numbers in light of the 5.5% and 5.3% growth in industry box office and industry attendance, respectively, in the year ago quarter, making for a steep hill to climb in the first quarter of 2015.

Based on the success of our comfort and convenience, enhanced food and beverage and premium sight and sound initiatives, AMC increased total revenues 4.9% to a first-quarter record $653.1 million, compared to total revenues of $622.8 million for the same quarter last year.   Total revenues for the 2015 first quarter included $418.7 million of admissions revenue (2.4% growth over last year), a first-quarter record $200.5 million of food and beverage revenue (10.3% growth over last year), and $33.9 million of other theatre revenue (6.0% growth over last year).

First quarter 2015 total attendance was basically flat at 44.8 million compared to last year, and average ticket price increased $0.23 or 2.5% to a first-quarter record $9.35, due in part to better IMAX box office attendance in the quarter offset by the impact of lower 3D admissions.

On a per screen basis, admissions revenue increased 1.7% for the first quarter and this compares to growth of an estimated 3.2% for the industry’s admissions revenue per screen.

AMC’s 2015 first quarter comparisons to 2014 are being impacted by the tough comparable of approximately 7.0% growth in both admission revenues and admissions revenue per screen that we experienced last year.  Looking at the two-year period, AMC outperformed the industry in both admission revenue growth and admission revenue per screen growth by roughly 50 basis points and an estimated 135 basis points, respectively.  In addition to tough quarter over quarter comparisons, AMC’s first quarter of 2015 was also impacted by film concentration and mix, as American Sniper’s southern states’ geographic appeal impacted our box office share.

Our comfort and convenience strategic initiatives continued to outperform the industry with our 60 recliner theatres, representing 700 screens, growing admissions revenues per screen 11.4% for the first quarter compared to last year and that compares to an estimated industry growth in admissions revenues per screen of approximately 3.2%.

Food and beverage was another bright spot as we deployed additional proven food and beverage investments in the first quarter.  Food and beverage revenues per patron set another all-time high and company record of $4.48, growing 10.6% as we saw improvement across our entire spectrum of food and beverage initiatives.  While food and beverage gross margin for the quarter was 85.8%, 40 basis points less than last year, our food and beverage gross profit per patron grew 10.0% to a first quarter record of $3.84.  Our food and beverage gross margin was down slightly as a result of the rollout of our newer food and beverage concepts, like dine-in-theatres, which generally carry higher percentage costs of goods sold, but generate higher gross profit per patron.

During the first quarter we deployed one new dine-in-theatre, seven new MacGuffins, 23 new Coca-Cola Freestyle® machines, 12 new digital menu boards, four new kiosks and added hot foods at three additional locations.

At quarter-end, we had 17 dine-in-theaters and 96 MacGuffins up and running, representing a 31% and 48% increase in unit count, respectively, compared to last year.

Other revenue for the quarter increased 6% to $33.9 million compared to last year due primarily to Package tickets, internet ticketing fees and miscellaneous revenues.

AMC’s film exhibition costs for the first quarter were up $11.0 million, or 5.2% to $223.1 million compared to last year.  This increase was driven primarily by a concentration of box office on higher grossing films during the quarter with the top 3 films representing almost 30% of the box office this quarter compared with 22% in the prior year.

Operating expenses of $183.2 million, excluding certain operating expenses, increased by 5.6% during the quarter compared to the same quarter last year.  The increase is due primarily to increases in credit card payment processing due to overall higher revenue volume and a higher percentage of credit card transactions, higher payroll expense related to minimum wage pressures and staffing at theatres with initiative implementation, and group benefit expenses primarily related to higher enrollment levels at the theatres.

Rent expense for the first quarter increased 2.6% to $117.9 million on slightly higher average screen counts and contingent rent increases.  Rent per average screen for the first quarter was up 1.9% compared to the previous year, in line with our expectations, and consistent with what we have been communicating.

Adjusted EBITDA for the first quarter of 2015 grew 13.4% to a first quarter record $115.7 million as compared to the first quarter last year.  This also translates into a 133 basis point improvement in Adjusted EBITDA margin to 17.7% compared to the same year ago period.  The contributions from our strategic initiatives, particularly food and beverage and recliners, combined with increases in other revenues and reductions in general & administrative other expenses, gave adjusted EBITDA a significant lift.

Included in Adjusted EBITDA for the current quarter is a gain of $18.1 million related to the termination of a postretirement health benefit plan.  The gain was recorded as a reduction of general and administrative expenses.  The prior year’s first quarter included credits related to net periodic benefit costs for the postretirement medical plan, theatre support center rent, employee incentive plans and expenses related to abandoned projects of approximately $2.3 million.

The $18.1 million settlement gain is a result of changes made over time to AMC’s Retiree Medical Plan to reduce our ongoing cash requirements, expense and future liability associated with the plan.  This effort began in 2009 when we froze the plan with an estimated total liability of approximately $27 million.   In 2013 we amended the

plan, further reducing our overall liability under the plan by approximately $15 million.  The final step was taken earlier this year with a final termination of the retiree medical plan. To accomplish this, we offered the remaining plan participants approximately $4 million in settlement payments.  Over a five year period, we have eliminated what was originally estimated as a $27 million liability at a substantially reduced cost. We anticipate making similar offers on other benefit plans in the future, all intended to reduce the ongoing cash and expense obligations as well as to reduce the overall liability associated with the various plans.

The termination of the postretirement health plan and our expectation that we would record gains associated with the plan termination was referenced in our Form 10-K filed on March 10, 2015.

Capital Expenditures

Total gross capital expenditures for the quarter totaled $59.4 million and were offset by approximately $11.0 million of landlord contributions to yield net capex of $48.4 million.  Recliner theatres accounted for the majority of the capex spent in the quarter.

During the quarter, the company acquired one theatre with eight screens, and had two theatres, with 16 screens, temporarily closed for construction.  In total during the quarter, 119 screens were temporarily closed for construction, and 123 screens were reopened to implement our strategy and deploy guest experience upgrades.

We continue to expect capital expenditures for 2015 to total approximately $320 million to $340 million, with landlords contributing approximately $65 million to $85 million, resulting in a net cash outlay of approximately $240 million to $260 million.

Balance Sheet

With respect to the balance sheet, we ended the first quarter of 2015 with nearly $145 million in cash and total debt balance of approximately $1.895 billion.

As we mentioned previously, our 9.75% senior subordinated notes are callable in December of this year, and we will continue to watch the debt markets closely over the coming months for an opportunity to refinance those notes at a lower rate.

At the end of the first quarter, our leverage ratio was roughly 3.7 times net debt to adjusted EBITDA, which is well within our comfort range. Our leverage, cash flow generation and liquidity are all in line with expectations.

Dividend

Consistent with our plans to augment shareholder returns through return of capital, AMC’s Board of Directors, at its regular board meeting on April 27, 2015, authorized the fifth consecutive quarterly dividend of $.20 per share, payable on June 22, 2015 to holders of record on June 8, 2015.

Non-GAAP Measures

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	Quarter Ended
	March 31,
	2015	2014
Earnings (loss) from continuing operations	$6,138	$(4,842)
Plus:
Income tax provision (benefit)	3,930	(3,100)
Interest expense	28,452	32,183
Depreciation and amortization	57,777	54,777
Certain operating expenses (2)	4,064	6,156
Equity in (earnings) losses of non-consolidated entities	(1,324)	5,384
Cash distributions from non-consolidated entities	14,486	16,825
Investment expense (income)	(5,143)	(7,857)
Other income (3)	—	(4,229)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	1,578	362
Stock-based compensation expense (4)	5,739	6,357
Adjusted EBITDA (1)	$115,697	$102,016
Adjusted EBITDA Margin (5)	17.7%	16.4%

(1) We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.   Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•                  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•                  does not reflect changes in, or cash requirements for, our working capital needs;

•                  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•                  excludes income tax payments that represent a reduction in cash available to us;  and

•                  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2) Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(3) Other income for the three months ended March 31, 2014 was due to net gains on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2019 of $4,383,000, partially offset by other expenses of $154,000.

(4) Non-cash expense included in General and administrative: Other

(5) We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

Forward-Looking Statements

This CFO Commentary includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “project,” “intend,” “expect,” “should,”

“believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; the impact of governmental regulation, including anti-trust review of our acquisition opportunities; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.